SECURITIES AND EXCHANGE COMMISSION

                          Washington, D.C.



                              FORM 8-K

                           CURRENT REPORT

                  Securities Exchange Act of 1934




Date of Report (date of earliest event reported):
October 24, 1996



Computervision Corporation
(Exact name of registrant as specified in charter)


     Delaware          1-7760/0-20290       04-2491912
(State or other          (Commission       IRS Employer
jurisdiction              File Numbers)    Identification
of incorporation)                          Number)


       100 Crosby Drive, Bedford, MA  01730
       (Address of principal executive offices)


Registrant's telephone number, including area code
(617) 275-1800


_____________________________________________________________
Former name or former address, if changed since last report)

Item 5.  Other Events


     On October 24, 1996, Computervision Corporation issued a press release reporting on its earnings for the 1996 third quarter.



Item 7.  Financial Statements and Exhibits


(a)  Financial Statements of business acquired:

         Not applicable

(b)  Pro Forma financial information

         Not applicable

(c)  Exhibits:

         (99) (a) Press Release dated October 24, 1996

                         SIGNATURES



     Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.




                          Computervision Corporation
                          (Registrant)


                          By /S/ Anthony N. Fiore, Jr.
                            Anthony N. Fiore, Jr.
                            Vice President, Business
                            Operations and General Counsel

                          Date:  October 30, 1996

                        EXHIBIT INDEX


Exhibit No.                                     Page. No.

(99) (a) Press Release dated October 24, 1996      5

Investor Contact:                  Media Contact:
William A. Foniri                  Paula Slotkin
Vice President of Finance, CFO     Director, Public Relations
Computervision Corporation         Computervision Corporation
(617) 275-1800, ext. 5168          (617) 275-1800, ext. 1838
WFONIRI@msgate.cv.com              PSLOTKIN@msgate.cv.com



FOR IMMEDIATE RELEASE


Computervision Achieves Increased Momentum for Third Quarter

-- Growth in Profitability and Software Product Revenue --

-- Multiyear Marketing Agreement with Electronic Data Systems --


BEDFORD, Mass., October 24, 1996 -- Computervision Corporation (NYSE:CVN) today reported results for the third quarter which showed increased earnings and increased software product revenues over the comparable period a year ago. It also announced that it has signed a major, long-term joint marketing agreement with Electronic Data Systems (NYSE:EDS).

For the three months ended September 29, 1996, Computervision achieved net income of $13.1 million, or $0.20 per share, compared to net income of $8 million, or $0.16 per share, in the year ago third quarter. Software product revenue for the third quarter of 1996 increased 39 percent to $55 million, compared with software product revenue of $39.6 million for the 1995 third quarter. Reflecting an expected decline in hardware services revenue, total revenue for the 1996 third quarter was $123.3 million, down slightly from total 1995 third quarter revenue of $125.4 million.

For the nine months ended September 29, 1996, Computervision achieved net income of $31.9 million, or $0.49 per share, on total revenue of $355.4 million, including software product revenue of $138.9 million. For the comparable 1995 nine months, Computervision had net income of $18.1 million, or $0.36 per share, on total revenue of $376.2 million, including software product revenue of $115.7 million.

Kathleen A. Cote, president and chief operating officer, stated, "This has been an important quarter for Computervision in many respects. We continued to grow our profitability and software product revenue, we signed an agreement to sell our Open Service Solutions (OSS) business for $125 million which will be reflected in the fourth quarter, and signed a joint marketing agreement with EDS."

The first contract won under the EDS agreement is expected to result in the delivery through EDS of $54 million of Computervision products and services to the Rolls-Royce Aerospace Group and Allison Engine Company over the next 10 years. Computervision believes this agreement will significantly enhance its marketing power and marks a continued commitment by the Rolls-Royce Aerospace Group to Computervision's Electronic Product Definition(TM) (EPD(TM)) strategy and an expansion of Computervision's business in the North American market with the Allison Engine award.

Cote continued, "The products and services to be provided to Rolls-Royce and Allison Engine are reflective of the power of the EDS agreement and represents a transaction which, as anticipated, had an important effect on this year's third quarter.

"The initial contract with Rolls-Royce and Allison Engine is important not only because of its initial size, but also because it positions Computervision to develop further business opportunities throughout the extended supplier bases of these two companies.

"Computervision's momentum is continuing to build as evidenced by the events of the past quarter. We are now in the process of converting a number of our customers to our EPD suite of products. While this will carry some higher costs in the interim, it will further expand EPD's penetration into Computervision's customer base. In addition, we will continue to add new customers and create greater long-term growth opportunities," Cote stated.

Computervision Background
Computervision Corporation is a leading international supplier of Electronic Product Definition solutions for developing, delivering, and maintaining products throughout their life cycle. For more than 26 years, the company's product development software solutions have helped manufacturers improve product quality and reduce time to market. Computervision Services(R) provides best-practices consulting programs to support product development process reengineering and technology implementation. Computervision Services also supports applications, systems, and networks in heterogeneous computing environments. Computervision is headquartered in Bedford, Massachusetts, and provides sales and support services to its customers through its offices located throughout the world.

This press release contains "forward-looking" statements under the federal securities laws. The company notes that actual results could differ materially from those projected. Various factors could cause actual results to differ materially from those projected, including: reliance on significant contracts from large customers that make quarterly revenue and earnings difficult to predict, the risks associated with new product introduction and technology development by the company, product introductions or price changes by the company's competitors, and general economic conditions in the company's principal markets. The company refers the reader to its filings with the Securities and Exchange Commission for other risks and uncertainties.

                                  ####

Computervision, Computervision Services and the Computervision logo are USPTO registered trademarks of Computervision Corporation. Electronic Product Definition and EPD are trademarks of Computervision Corporation. All other marks are trademarks of their respective owners.

A copy of this release plus financial, product and other company information is available via fax by dialing 1-800-546-4616. Any questions concerning the service should be directed to Investor Relations at Computervision Corporation at 617/ 275-1800. For more information on Computervision visit the web site at http://www.cv.com.

                        COMPUTERVISION CORPORATION
               CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

Three Months Ended:                 September 29, 1996   October 1, 1995
-------------------------------------------------------------------------
Software Revenue
   Product                             $55,028,000         $39,625,000
   Services                             26,090,000          29,423,000

      Total Software Revenue            81,118,000          69,048,000
Other Services Revenue                  42,135,000          56,339,000

      Total Revenue                    123,253,000         125,387,000

Total Gross Profit Margin               67,914,000          65,214,000
Operating Expenses                      45,161,000          43,993,000

Operating Income                        22,753,000          21,221,000

Net Interest Expense and Other Expense   7,874,000          11,782,000
Provision for Income Taxes               1,785,000           1,416,000
                                       ----------           ----------
Net Income                             $13,094,000          $8,023,000


Earnings Per Share                           $0.20               $0.16
Weighted Average Shares Outstanding     64,478,000          50,794,000


Nine Months Ended:                  September 29, 1996   October 1, 1995

Software Revenue
   Product                           $138,918,000         $115,703,000
   Services                            80,738,000           88,987,000

      Total Software Revenue          219,656,000          204,690,000
Other Services Revenue                135,789,000          171,534,000

      Total Revenue                   355,445,000          376,224,000

Total Gross Profit Margin             192,648,000          191,422,000
Operating Expenses                    133,344,000          135,445,000

Operating Income                       59,304,000           55,977,000

Net Interest Expense and Other Expense 23,040,000           34,705,000
Provision for Income Taxes              4,349,000            3,176,000
                                      -----------          -----------
Net Income                            $31,915,000          $18,096,000
                                      -----------          -----------

Earnings Per Share                          $0.49                $0.36
Weighted Average Shares Outstanding    64,782,000           49,776,000


                    COMPUTERVISION CORPORATION
               CONDENSED CONSOLIDATED BALANCE SHEETS

ASSETS                             September 29, 1996   December 31, 1995

Cash and cash equivalents              $23,487,000         $50,979,000
Accounts receivable, net               113,964,000          92,271,000
Other current assets                    38,782,000          34,447,000
  Total current assets                 176,233,000         177,697,000
Property and equipment, net             38,079,000          49,026,000
Other assets                            19,319,000          22,812,000
                                      ------------        ------------
  Total assets                        $233,631,000        $249,535,000
                                      ------------        ------------
LIABILITIES AND STOCKHOLDERS' DEFICIT

Notes payable and current portion
  of long-term debt                     $7,980,000          $8,211,000
Accounts payable and accrued expenses  176,756,000         211,868,000
Deferred revenue and customer advances  37,938,000          39,148,000
  Total current liabilities            222,674,000         259,227,000
Long-term debt, less current portion   223,470,000         223,616,000
Other long-term liabilities             93,335,000         104,418,000
Stockholders' deficit                 (305,848,000)       (337,726,000)
                                       -----------        -------------
  Total liabilities and stockholders'
  deficit                             $233,631,000        $249,535,000
                                      ------------        ------------